Exhibit 10.1

Execution Version

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of April 17, 2025 (this “Agreement”), is entered into by and among Gen Digital Inc., a Delaware corporation (“Parent”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare Trust” and, together with Computershare, the Rights Agent (as defined herein)).

RECITALS

WHEREAS, Parent, Maverick Group Holdings, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and MoneyLion Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of December 10, 2024 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (a) Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation of the Merger and as a wholly owned Subsidiary of Parent (the “Merger”) and (b) all of the shares of Class A common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) that are outstanding as of immediately prior to the Effective Time will be automatically cancelled, extinguished and converted into the right to receive cash in an amount equal to $82.00, without interest thereon, and one (1) CVR issued by Parent subject to and in accordance with this Agreement and the Merger Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated pursuant to the General Corporation Law of the State of Delaware by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”); and

WHEREAS, as an integral part of the consideration of the Merger, pursuant to and subject to the terms and conditions of the Merger Agreement, holders of Company Common Stock (other than any Owned Company Shares, Frozen Shares and Dissenting Company Shares, but including Frozen Shares for which the applicable no transfer order is released in accordance with Section 2.7(e) of the Merger Agreement), including holders of Company Share Price PSUs, Vested Company RSUs, In-the-Money Company Options and holders of Common Stock Warrants who exercise their warrants in accordance with Section 2.7(d) of the Merger Agreement will become entitled (any such holders, the “Initial Holders”) to receive a right to a contingent payment (as set forth in the Merger Agreement), each such payment being contingent upon, and subject to, the achievement or occurrence of the Milestone (as defined below) prior to the earlier of the Milestone Expiration (as defined below) and the Termination (as defined below), subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1   Definitions. Terms not otherwise defined in this Agreement shall have the meaning assigned to them in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than fifty percent (50%) of outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Amended and Restated Omnibus Incentive Plan” means the Company’s omnibus incentive plan, as amended and restated June 15, 2022.

“Assignee” has the meaning set forth in Section 6.3.

“Average VWAP” per share of Parent Common Stock over a specified period means the arithmetic average of the VWAPs per share of Parent Common Stock for each Trading Day in such period. The VWAP per share of Parent Common Stock over a span of multiple days shall be appropriately adjusted to account for any (i) dividend (other than any regular quarterly dividend not to exceed $0.125 per quarter) or distribution of shares of Parent Common Stock on shares of Parent Common Stock, (ii) subdivision or reclassification of outstanding shares of Parent Common Stock into a greater number of shares or (iii) combination or reclassification of outstanding shares of Parent Common Stock into a smaller number of shares.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

“Certificate of Merger” has the meaning set forth in the preamble hereto.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), or (b) a merger or consolidation involving Parent in which the stockholders of Parent immediately prior to such transaction own less than 50% of Parent’s (or the applicable acquiring, resulting or surviving entity’s) voting power immediately after the transaction.

“Closing” means the closing at which the consummation of the Merger will take place.

“Closing Date” means the date on which the Closing occurs.

“Closing Parent Common Stock Price” has the meaning set forth in Section 2.3(a).

“Company” has the meaning set forth in the preamble hereto.

“Company Common Stock” has the meaning set forth in the preamble hereto.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub on the date of the Merger Agreement.

“Company RSUs” means awards of restricted stock units covering shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

“Company Share Price PSUs” means awards of performance restricted stock units covering shares of Company Common Stock that vest based on the achievement of specified share price performance conditions and service-based vesting conditions, whether granted pursuant to any of the Company Stock Plans or otherwise.

“Company Stock Plan” means the Company’s Amended and Restated Omnibus Incentive Plan, as amended from time to time, and each other Employee Plan that provides for or has provided for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“Common Stock Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.

“CVRs” means the rights of Holders hereunder (initially granted to Initial Holders as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive contingent payments in the form of Parent Common Stock on the terms and subject to the conditions of this Agreement and the Merger Agreement.

“CVR Register” has the meaning set forth in Section 2.2(b).

“Dissenting Company Shares” means each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than the Owned Company Shares) and that is held by a holder of such Company Common Stock who has not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who has (or for which the “beneficial owner” (as defined, for purposes of this Section 2.7, in Section 262(a) of the DGCL) has) properly exercised appraisal rights with respect thereto in accordance with, and who has (or, to the extent applicable, for which the applicable beneficial owner has) complied with, Section 262 of the General Corporation Law of the State of Delaware with respect to any such Company Common Stock held by any such holder or beneficial owner.

“DTC” means the Depository Trust Company or any successor thereto.

“Effective Time” has the meaning set forth in the preamble hereto.

“Employee Plan” means any (a) “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974), whether or not such plan is subject to the Employee Retirement Income Security Act of 1974 or (b) other compensatory, health or welfare, or other benefit plan, program, policy, contract, arrangement or agreement, in each case, that is sponsored, maintained, contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, including for the benefit of any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries or otherwise under or with respect to which the Company or any of its Subsidiaries have any current or potential liability or obligation.

“Final Determination” means with respect to (a) U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (b) Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“Frozen Shares” means each share of Company Common Stock with respect to which a no transfer order has been placed with the Company’s transfer agent as of the date hereof that remains in place immediately prior to the Effective Time.

“Governmental Authority” means any government, political subdivision, governmental, administrative, self-regulatory (including applicable stock exchanges) or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body (public or private), in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

“Holder” means a Person in whose name a CVR is registered on the CVR Register as of the applicable date and time of determination.

“In-the-Money Company Option” means any option award to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise (whether vested or unvested), with an exercise price per share that is less than the closing price, rounded down to the nearest whole cent, of a share of Company Common Stock on the last trading day prior to the Closing Date, as reported by Bloomberg L.P. (or, if not reported therein, then in another authoritative source selected by Parent, subject to the Company’s approval, which shall not be unreasonably withheld, conditioned or delayed).

“Initial Holder” has the meaning set forth in the preamble hereto.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, act, writ, injunction, decree, order, judgment, rule, regulation, ruling, award or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Measurement Start Date” means the date of the Merger Agreement.

“Merger” has the meaning set forth in the preamble hereto.

“Merger Agreement” has the meaning set forth in the preamble hereto.

“Merger Sub” has the meaning set forth in the preamble hereto.

“Milestone” means the earlier of (a) the first date that the Average VWAP of Parent Common Stock for any thirty (30) consecutive Trading Days beginning on the Measurement Start Date is equal to or greater than the Target Price and (b) immediately prior to the occurrence of a Change of Control; provided that if the Milestone is satisfied following the Measurement Start Date and prior to the date of this Agreement, then for all purposes hereof the Milestone will be deemed to have been satisfied on the date of this Agreement.

“Milestone Expiration” means 12:01 a.m., Eastern Time, on April 17, 2027.

“Milestone Notice” has the meaning set forth in Section 2.3(a).

“Milestone Payment” means, if (a) the Milestone is achieved or occurs prior to both (i) the Milestone Expiration and (ii) the Termination, $23.00 in Parent Common Stock, without interest, per CVR, in the manner set forth in Section 2.3, and (b) if the Milestone is achieved or occurs at or after either (i) the Milestone Expiration or (ii) the Termination, $0 per CVR.

“Milestone Payment Amount” has the meaning set forth in Section 2.3(a).

“Milestone Payment Date” has the meaning set forth in Section 2.3(a).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Owned Company Shares” means each share of Company Common Stock that is (a) held by the Company as treasury stock or (b) owned by Parent, in each case, as of immediately prior to the Effective Time that will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” means the shares of common stock, par value $0.01 per share, of Parent.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Private Placement Warrant” means, prior to the Effective Time, a warrant to purchase shares of Company Common Stock issued pursuant to the Private Placement Warrants Purchase Agreement (as described in the Warrant Agreement).

“Public Warrant” means, prior to the Effective Time, a warrant to purchase shares of Company Common Stock issued under the Warrant Agreement (other than a Private Placement Warrant).

“Registration Statement” has the meaning set forth in Section 4.4.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent, if any, is appointed pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Shares” has the meaning set forth in Section 2.3(a).

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Target Price” means $37.50.

“Termination” has the meaning set forth in Section 6.8.

“Trading Day” means a day on which trading in Parent Common Stock (or other security for which a closing sale price must be determined) generally occurs on the principal U.S. national securities exchange on which Parent Common Stock (or such other security) is then listed or, if Parent Common Stock is (or such other security is) not then listed on a U.S. national securities exchange, on the principal other market on which Parent Common Stock is (or such other security is) then traded; provided that, if Parent Common Stock is (or such other security is) not so listed or traded, “Trading Day” means a Business Day.

“Transactions” means the Merger and the other transactions contemplated by the Merger Agreement.

“Vested Company RSUs” means a Company RSU that is unexpired, unexercised, outstanding and vested as of immediately prior to the Effective Time or that vests in accordance with its terms as in effect as of the date hereof or as otherwise permitted by the Merger Agreement or the Company Disclosure Letter, in each case as a result of the consummation of the Transactions.

“VWAP” per share of Parent Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on

Bloomberg page “GEN US <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session, on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of Parent Common Stock on such Trading Day as determined, using a volume-weighted average method by an investment banking firm of nationally recognized standing (not affiliated with Parent) retained by Parent for such purpose. “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Warrant Agreement” means the Warrant Agreement, dated June 25, 2020, by and between the Company (formerly Fusion Acquisition Corp.) and Continental Stock Transfer & Trust Company.

Section 1.2   Rules of Construction. When reference is made in this Agreement to an Article, Section or Exhibit, such reference will refer to Articles and Sections of, and Exhibits to, this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. Any reference to any Person shall be construed to include such Person’s successors and assigns. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

Article II
CONTINGENT VALUE RIGHTS

Section 2.1   CVRs. Each CVR represents the contractual right of a Holder (granted to each Initial Holder as part of the consideration of the Merger pursuant to the terms of the Merger Agreement) to receive the Milestone Payment pursuant to, and subject to the terms and conditions of, this Agreement.

Section 2.2   No Certificate; Registration; Registration of Transfer; Change of Address.

(a)   The CVRs will not be evidenced by a certificate or other instrument.

(b)   Subject to the receipt by the Rights Agent of the information and instructions described in Section 4.1, the Rights Agent will create and maintain a register (the “CVR Register”) for the registration of the initial issuance and the registration of the transfer of the CVRs. Upon the initial issuance of the CVRs, the Rights Agent shall issue and register the CVRs in the names of the respective Holders thereof in such denominations and otherwise in accordance with written instructions delivered to the Rights Agent by Parent. The CVR Register shall set forth the applicable number of CVRs to which each such Holder is entitled pursuant to the Merger Agreement in (x) the name of Cede & Co. (as nominee of DTC) with respect to holders of Company Common Stock and holders of Common Stock Warrants that held such shares or warrants in book-entry form through DTC immediately prior to the Effective Time, and (y) the name of each Initial Holder with respect to holders of (A) shares of Company Common Stock and holders of Common Stock Warrants who held such shares or warrants in book-entry form through the Company’s transfer agent immediately prior to Effective Time, or (B) Company Share Price PSUs, Vested Company RSUs  or In-the-Money Company Options (other than, in the case of the foregoing clauses (x) and (y)(A), those holders of Company Common Stock who have perfected their appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware). The CVR Register will be updated as necessary by the Rights Agent to reflect the addition and removal of Holders upon the written receipt of such information by the Rights Agent in accordance with this Agreement.

(c)   Every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, including but not limited to a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program (a “Signature Guarantee”), duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the requested transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All CVRs duly transferred in accordance with this Agreement that are registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.  In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights

Agent may incur or be subject to in connection with transferring such property to Parent or any Governmental Authority.

(d)   A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.3   Payment Procedures; Notices.

(a)   If the Milestone is achieved or occurs prior to the earlier of (i) the Milestone Expiration and (ii) the Termination, then Parent shall deliver to the Rights Agent (x) on or prior to the date that is ten (10) Business Days following the achievement or occurrence of the Milestone, a written notice indicating that the Milestone has been achieved or occurred (the “Milestone Notice”) and an Officer’s Certificate certifying the date of such achievement or occurrence and that the Holders are entitled to receive the Milestone Payment, and (y) on or prior to the date that is ten (10) Business Days following the achievement or occurrence of the Milestone (such date of delivery, the “Milestone Payment Date”), for each Holder of CVRs on the CVR Register, the number of shares of Parent Common Stock (the “Rights Shares”) equal to (I) the product of (a) the Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the Business Day immediately prior to the date of the Milestone Notice divided by (II) $30.48 (the “Closing Parent Common Stock Price”) (the “Milestone Payment Amount”). The Milestone Payment shall only be due once, subject to the conditions set forth herein, if at all. No fractional Rights Shares will be issued hereunder. In lieu of any fractional shares that would otherwise be issuable, Parent shall round down to the nearest whole number the number of shares of Parent Common Stock to be issued to such Holder after aggregating all shares of Parent Common Stock to which such Holder would otherwise be entitled.

(b)   The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the Milestone Notice, send each Holder at its registered address a copy of the Milestone Notice. As soon as commercially practicable after the Milestone Payment Date, the Rights Agent shall deliver to each Holder of CVRs on the CVR Register, via a book-entry position, the number of Rights Shares due to such Holder as payment in full of the Milestone Payment Amount.

(c)   Each Holder shall be solely responsible for paying all Taxes imposed with respect to the delivery of the CVRs and any Milestone Payment Amount. Parent will not be responsible for paying any such Taxes. Each Holder agrees that the Rights Agent shall be entitled to deduct and withhold from the Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under applicable Law. Prior to paying the Milestone Payment Amount to the Holders, the Rights Agent shall provide the opportunity for each Holder to provide IRS Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information (including proof of payment of taxes) requested by the Rights Agent in order to avoid or reduce any applicable withholding amount. The Rights

Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Authority. To the extent any amounts are so deducted and withheld and properly remitted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction and withholding was made.

(d)   None of Parent, any of its Affiliates or the Rights Agent will be liable to any person in respect of the Milestone Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite efforts by the Rights Agent to deliver the Milestone Payment Amount to the applicable Holder, the Milestone Payment Amount has not been delivered prior to the two (2) year anniversary of the Milestone Payment Date (or immediately prior to such earlier date on which the Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority), the Milestone Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(e)   The Rights Agent shall be responsible for information reporting required under applicable Law with respect to the CVRs, including reporting the Milestone Payment hereunder to the extent required under applicable Law. Parent shall provide the Rights Agent with the Milestone Payment amount and will use reasonable efforts to cooperate with the Rights Agent to provide any other information reasonably necessary for the Rights Agent to carry out its obligations in this Section 2.3(e).

Section 2.4   No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)   The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)   The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger Agreement or any of their respective Affiliates or Subsidiaries.

(c)   Neither Parent nor its directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

Section 2.5   Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent and the Rights Agent. Nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its or their sole discretion. Parent shall promptly notify the Rights Agent of any CVRs acquired by Parent or any of its Subsidiaries, and each such acquired CVRs acquired by Parent or any of its Subsidiaries shall be automatically deemed extinguished and no longer outstanding nor entitled to the Milestone Payment for purposes of this Agreement.

Section 2.6   Tax Treatment. The parties hereto agree to treat the CVRs for all U.S. federal and applicable state and local Tax purposes as (a) additional consideration for or in respect of the Company Common Stock or warrants issued pursuant to the Warrant Agreement, in each case, pursuant to the Merger Agreement, and (b) a “closed transaction” in which the fair market value of the CVRs as of the Closing, as determined by a third party valuation firm to be selected and retained by Parent and the Company in good faith prior to the Closing, is included in income in the taxable year of the Closing and, in each case, none of the parties hereto will take any position to the contrary on any Tax Return, any other filing with a Governmental Authority related to Taxes or for other Tax purposes except as otherwise required by a Final Determination.  Parent and/or Rights Agent, as applicable, shall report imputed interest on the CVRs pursuant to Section 483 of the Code, to the extent required by applicable Law.

Article III
THE RIGHTS AGENT

Section 3.1   Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent such liability arises as a result of its willful misconduct, bad faith or gross negligence (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, the Rights Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, will be limited to twice the amount of fees paid (but not including reimbursable expenses) in the twelve (12) months preceding the event for which recovery is sought in connection with this Agreement. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

Section 3.2   The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent or the Company; provided that this Section 3.2 shall not affect the Rights Agent’s obligation to (i) make payments in accordance with and subject to Section 2.3 or (ii) first receive the requisite consent of the Holders before executing any amendment to this Agreement that would require the consent of the Holders pursuant to Section 5.2(a).

Section 3.3   Certain Rights of the Rights Agent.

(a)   The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(i)   the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by the proper party or parties;

(ii)   whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(iii)   the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(iv)   the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(v)   the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(vi)   the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(vii)   the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(viii)   Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s performance of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, unless such loss has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith or gross negligence;

(ix)   Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as agreed upon in writing in a fee schedule by the Rights Agent and Parent on or prior to the date hereof, which shall include reimbursement from Parent, for all reasonable, documented and necessary out-of-pocket expenses and disbursements paid or incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance by the Rights Agent of its duties hereunder and (ii) to reimburse the Rights Agent for all Taxes and governmental charges (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes));

(x)   no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it reasonably believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(xi)   in the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide written notice to Parent describing in detail the ambiguity or uncertainty it believes exists, and the Rights Agent shall seek clarification. Parent will respond to such request for clarification as promptly as reasonably practicable, and in any event within ten (10) Business Days. If such clarification is not provided within ten (10) Business Days, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any Holder or any other Person for refraining from taking such action, unless and until the Rights Agent receives written instructions from Parent that reasonably eliminate such ambiguity or uncertainty;

(xii)   the Rights Agent shall not be deemed to have knowledge of any event of which it was entitled to receive notice pursuant to the terms of this Agreement, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection with such event, in each case, unless and until such notice has been given in accordance with Section 6.1;

(xiii)   the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or, by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(xiv)   the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Merger Agreement, nor shall the Rights Agent be required to determine if any Person has complied with the Merger Agreement, nor shall any additional obligations of the Rights Agent be inferred from the terms of the Merger Agreement even though reference thereto may be made in this Agreement;

(xv)   the Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs;

(xvi)   the recitals or statements of fact contained herein shall be taken as statements of Parent (other than the Rights Agent’s representations, warranties and statements under this Agreement), and the Rights Agent assumes no responsibility for their correctness nor shall it be required to verify the same (other than the Rights Agent’s representations, warranties and statements under this Agreement). The Rights Agent shall be under no responsibility for the validity or sufficiency of this Agreement with respect to any other party hereto or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of the CVRs, nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement or any CVR;

(xvii)   the Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed; and

(xviii)   unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person.

(b)   The obligations of Parent and the rights of the Rights Agent under this Section 3.3, Section 3.1 and Section 3.2 shall survive the Milestone Expiration, the Termination and the resignation, replacement or removal of the Rights Agent.

Section 3.4   Resignation and Removal; Appointment of Successor.

(a)   The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified and such resignation will become effective on the date so specified. Parent has the right to remove Rights Agent at any time by specifying a date when such removal will take effect and such removal will become effective on the date so specified. Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

(b)   If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.4(a) or becomes incapable of acting, Parent will as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

(c)   Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing (or causing the Rights Agent to mail) written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.5, the successor Rights Agent will cause the notice to be mailed at the expense of Parent; provided that failure to give any notice provided for in this Section 3.4(c), shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be, in each case, in accordance with this Section 3.4.

(d)   The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure without compensation or reimbursement by Parent or assume any additional liability in connection with the foregoing.

Section 3.5   Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.4(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights

Agent and all references to the “Rights Agent” or “Computershare” herein shall be deemed to refer to such successor Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent, except such rights that survive its resignation or removal under the terms hereunder.

Article IV
COVENANTS

Section 4.1   List of Holders. Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the shares of Company Common Stock, Common Stock Warrants, Company Share Price PSUs, Vested Company RSUs and In-the-Money Company Options), the names and addresses of the Initial Holders of CVRs within thirty (30) Business Days after the Effective Time.

Section 4.2   Payment of Milestone Payment Amount. If the Milestone has been achieved or occurs prior to the earlier of (x) the Milestone Expiration and (y) the Termination, Parent shall, (i) on or prior to the date that is ten (10) Business Days following the achievement or occurrence of the Milestone, deliver the Milestone Payment Amount to the Rights Agent and (ii) no later than two (2) Trading Days after the Milestone Payment Date, cause the Rights Agent to deliver to each Holder of CVRs on the CVR Register, via a book-entry position, the number of Rights Shares due to such Holder, in each case, in accordance with Section 2.3. If the Milestone has not been achieved or has not occurred prior to (a) the Milestone Expiration or (b) the Termination, then Parent will not be required to make any payment pursuant to this Agreement in respect of the Milestone.

Section 4.3   Reservation of Stock. Parent covenants that it will reserve from its authorized and unissued Parent Common Stock a sufficient number of shares to provide for the issuance of the Rights Shares. Parent further covenants that all shares that may be issued pursuant to the CVRs will be free from all taxes, liens and charges in respect of the issue thereof.

Section 4.4   Registration of CVRs. The CVRs and the Rights Shares have been registered under the Securities Act pursuant to a registration statement on Form S-4 (No. 333-284654) (the “Registration Statement”) declared effective under the Securities Act.

Section 4.5   Listing of CVRs.  Parent shall use its commercially reasonable efforts to maintain a listing for trading on the Nasdaq for so long as any CVRs remain outstanding, to the extent the CVRs meet all of the exchange’s listing requirements.

Section 4.6   Additional Covenants. If the Milestone has not yet been achieved or has not occurred, in the event of any cash dividend on shares of Parent Common Stock (in excess of $0.125 per share of Parent Common Stock) per quarter paid after the date of the Merger Agreement or any change in the outstanding shares of capital stock or the capital structure of Parent by reason of any stock dividend, stock split or reverse stock split, exchange of shares, recapitalization or reclassification of its capital stock, or any similar change affecting Parent’s outstanding shares of capital stock or capital structure, or any merger, consolidation or other business combination involving Parent, in each case occurring after the date of the Merger Agreement, Parent and the

Company shall make appropriate and equitable adjustments to, without duplication, the Target Price, the Closing Parent Common Stock Price, Parent Common Stock and the number of Rights Shares applicable to the Milestone and the Milestone Payment, as needed so that the economic interests of the Holders are not impacted by such event. Upon the occurrence of each adjustment or readjustment pursuant to this paragraph, Parent covenants to, at its expense, promptly compute such adjustment or readjustment in accordance with the terms hereof and (i) furnish to the Rights Agent a certificate setting forth any adjustments made and (ii) cause the Rights Agent to furnish to each Holder of a CVR a notice setting forth in reasonable detail the event requiring the adjustment and the amount of such adjustment. The Rights Agent shall have no obligation under any section of this Agreement to determine whether such an adjustment event has occurred or to calculate any of the adjustments set forth herein.

Article V
AMENDMENTS

Section 5.1   Amendments without Consent of Holders.

(a)   Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, without the consent of any Holders, for any of the following purposes:

(i)   to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii)   to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)   to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)   to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein in accordance with Section 3.4 and Section 3.5;

(v)   any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders; or

(vi)   if required, to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(b)   Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth the terms of such amendment.

Section 5.2   Amendments with Consent of Holders.

(a)   Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided that no such amendment shall, without the consent of the Holder of each outstanding CVR affected thereby:

(i)   modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CVRs or (B) the time for payment and amount of the Milestone Payment, or otherwise extend the time for payment of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date;

(ii)   reduce the number of CVRs, the consent of whose Holders is required for any such amendment; or

(iii)   modify any of the provisions of this Section 5.2, except to increase the percentage of Holders from whom consent or approval is required or to provide that certain other provisions of this Agreement cannot be modified or waived without the consent of the Holder of each CVR affected thereby.

(b)   Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3   Execution of Amendments. As a condition precedent to executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent (which may include internal counsel) stating that the execution of such amendment is authorized or permitted by this Agreement. Notwithstanding anything to the contrary herein, the Rights Agent may, but is not obligated to, enter into any such amendment that materially and adversely affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and Parent.

Section 5.4   Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

Article VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1   Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, when sent by electronic mail, overnight courier, or registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention:

Legal Department

Email:

CADTCWTSCONV@COMPUTERSHARE.COM

If to Parent, to it at:

Gen Digital Inc.

60 E. Rio Salado Parkway

Suite 1000

Tempe, Arizona 85281

Attn:

General Counsel

Email:

legal.department@gendigital.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:

Edward J. Lee, P.C.

Sophia Hudson, P.C.

Email:

edward.lee@kirkland.com;

sophia.hudson@kirkland.com

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2   Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register (or otherwise transmitted in accordance with DTC procedures), not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3   Successors and Assigns.

(a)   Parent may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (a) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent that is a U.S. person for U.S. federal income tax purposes, and (b) otherwise with the prior written consent of the Acting Holders, to any other Person (any permitted assignee under clause (a) or (b), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (a) above in this Section 6.3, each of Parent (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent hereunder with such Assignee substituted for Parent under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee. Except for Parent’s obligation, subject to the terms and conditions herein, to make the Milestone Payment upon the occurrence of a Change of Control, this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or any spin-off or split-off. Each of Parent’s successors and Assignees shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

(b)   The Rights Agent may not assign this Agreement without Parent’s written consent other than as permitted by this Section 6.3(b). Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3(b) shall be void and of no effect. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.4(b). The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.3(b).

Section 6.4   Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders who, in the case of the Holders, are express third party beneficiaries of Parent’s obligations hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Except for the rights and immunities of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights (provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 4.2 solely to the extent such payment amount has been finally determined in accordance with this Agreement and has not been paid within the period contemplated by this Agreement). Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5   Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)   Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided that each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(c)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5(C).

Section 6.6   Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule, law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible; provided that if such excluded provision shall materially affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 6.7   Counterparts. This Agreement may be executed and delivered (including by executed signatures in electronic format (including “pdf”) and other electronic signatures (including DocuSign and AdobeSign), which shall have the same authority, effect, and enforceability as an original signature, in each case transmitted by email) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 6.8   Termination. This Agreement will automatically and without any further action of any Party, terminate and be of no force or effect, and the parties hereto will have no liability or obligations hereunder upon the earliest to occur of (such time, the “Termination”) (a) if the Milestone is achieved or occurs before the Milestone Expiration, 12:01 a.m., Eastern Time, on the day immediately following the date that the Milestone Payment has been paid pursuant to Section 4.2 and (b) 12:01 a.m., Eastern Time, on the day after the date of the Milestone Expiration if the Milestone was not achieved and did not occur prior to the Milestone Expiration. Notwithstanding the foregoing, Sections 3.1, 3.2, 3.3, 6.4, 6.5, 6.6, 6.7, 6.9, 6.12 and this Section 6.8 shall survive the termination of this Agreement.

Section 6.9   Entire Agreement. As among the Holders and Parent, this Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto. As it relates to the Rights Agent, this Agreement constitutes the entire agreement and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof.

Section 6.10   Further Assurances. Subject to the provisions of this Agreement, Parent and the Rights Agent shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent or Parent, as applicable, for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 6.11   Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor disputes, strikes, shortages, war or civil unrest, it being understood that such parties shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

Section 6.12   Legal Holiday. In the event that the Milestone Payment Date shall not be a Trading Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Trading Day with the same force and effect as if made on the Milestone Payment Date.

Section 6.13   Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services set forth in the attached schedule, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Authority of competent jurisdiction or is otherwise required by law or regulation.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

GEN DIGITAL INC.

By:	Bryan S. Ko
Name:	Bryan S. Ko
Title:	Chief Legal Officer and Secretary

[Signature Page to Contingent Value Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, N.A., and COMPUTERSHARE INC., on behalf of both parties

By:	Collin Ekeogu
Name:	Collin Ekeogu
Title:	Senior Manager, Corporate Actions

[Signature Page to Contingent Value Rights Agreement]